UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2010

EMERGING MEDIA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-52408 (Commission File Number)	13-1026995 (IRS Employer Identification No.)	Nevada (State or Other Jurisdiction of Incorporation)

1809 East Broadway Street, Suite 175
Ovieda, Florida 32765

 (Address of Principal Executive Offices)
(Zip Code)

(407) 620-1063

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On August 3, 2010, Emerging Media Holdings, Inc. (“we”, “us” or the “Company”) entered into a Purchase Agreement (“Purchase Agreement”) with Stipula Financial Inc., a British Virgin Islands corporation (“Stipula Financial”), pursuant to which the Stipula Financial agreed to purchase from us eighty (80%) percent of the outstanding shares of SC Genesis International S.A., a joint stock company incorporated under the laws of Romania (“Genesis”). We had acquired sixty (60%) of the outstanding shares of Genesis for $4,800,000, pursuant to a Share Purchase Agreement, executed as of June 10, 2009, by and between the Company and Genesis.  Effective February 23, 2010, we also purchased an additional 20% of the outstanding shares (32,000 shares) of Genesis from SC Straco Grup SRL, a Romanian company, in exchange for the issuance of 1,250,000 shares of our common stock. Genesis has, as its principal business, the construction of roads and highways.

On August 13, 2010, we entered into an amendment to the Purchase Agreement that provided that the closing under the Purchase Agreement will take place on such date (before September 01, 2010) and time, and at such place and in such manner, as may be agreed upon by the Parties.

The consideration for the sale of our 80% interest in Genesis under the Purchase Agreement is the assignment and transfer to us by certain of our stockholders of 8,413,400 shares of our common stock.

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

On August 3, 2010, we did not complete the sale of our 80% interest in Genesis to Stipula Financial, due to deficiencies in the transfer documentation for a portion of the shares to be transferred to us in exchange for our 80% interest in Genesis.  We entered into an amendment to the Purchase Agreement that provides for the closing to take place prior to September 1, 2010.

FOR THE FULL TERMS OF THE AMENDMENT TO THE PURCHASE AGREEMENT WITH STIPULA, PLEASE REFER TO THE COPY OF THAT AMENDMENT FILED AS EXHIBIT 10.7a TO THIS REPORT.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.7a	Amendment, dated August 13, 2010, to Purchase Agreement, dated as of August 3, 2010, between the Company and Stipula Financial Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGING MEDIA HOLDINGS, INC.

By:	/s/ Iurie Bordian
Name:	Iurie Bordian
Title:	Chief Executive Officer

Date: August 13, 2010